Exhibit (h)(4)(ii)

AMENDMENT 2

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of July 23, 2020 (“Effective Date”):

Term	Means
“Existing Agreement”	The Services Agreement between the Distributor and the Broker/Dealer dated October 25, 2016, as amended

“Distributor”	ALPS Distributors, Inc.

“Broker/Dealer”	Natixis Distribution, L.P.

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS DISTRIBUTORS, INC.		NATIXIS DISTRIBUTION, L.P.

By:	/s/ Bradley J. Swenson	By:	/s/ Russell Kane
Name:	Bradley J. Swenson	Name:	Russell Kane
Title:	President, Director & Chief Operating Officer	Title:	EVP & General Counsel

Schedule A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	The third subclause in the first “WHEREAS” clause is deleted in its entirety and replaced with the following:

“(iii) the principal underwriter of the series of the Trusts listed on Appendix A (the “Funds”) pursuant to a Distribution Agreement between the Distributor and the Trusts (the “Distribution Agreement”);”

2.	All references to “Fund” are replaced by “Funds”.

3.	Appendix A - Funds is deleted in its entirety and replaced with the following Appendix A - Funds:

“APPENDIX A - FUNDS

Each series offered by the Natixis ETF Trust and Natixis ETF Trust II for which ALPS Distributors, Inc. serves as principal underwriter and distributor.”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Amendment shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties and thus governs the Parties’ duties and obligations with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.